AMENDED
                                  TAX AGREEMENT
                                     Between
                                   VALHI, INC.
                                       and
                               NL INDUSTRIES, INC.


          AGREEMENT dated as of December 1, 2003 amends and supercedes the prior agreement dated as of January 1, 2001 by and among Valhi, Inc. ("VHI"), a Delaware corporation having its principal executive offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Contran Corporation ("Contran"), a Delaware corporation having its principal executive offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, TX 75240 and NL Industries, Inc. ("NL"), a New Jersey corporation having its principal executive offices at 16825 Northchase Drive, Suite 1200, Houston, Texas 77060.

          WHEREAS, VHI and NL are eligible to file consolidated returns of federal income taxes and, subject to certain jurisdictional limitations, have been subject to combined state and local tax reporting effective January 1, 2001;

          WHEREAS, VHI and NL wish to provide for the allocation of liabilities, and procedures to be followed, with respect to federal income taxes of NL and any subsidiaries of NL and with respect to certain combined state and local taxes on the terms of this Agreement.

         NOW, THEREFORE, in consideration of the promises and agreements herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

          (a) Code: The Internal Revenue Code of 1986, as amended, and with respect to any section thereof any successor provisions under such Code or any successor Code.

          (b) Combined Foreign, State and Local Taxes: For a taxable period, the amount of all foreign, state and local taxes, together with all interest and penalties with respect thereto, for which liability is computed (1) on the basis of a combined, unitary or consolidated return (whether at the initiative of the tax authority or of the taxpayer) and (2) by reference to one or more members of the NL Group and one or more members of the VHI Group not included in the NL Group.

          (c) Contran Corporation: A Delaware corporation that is the common parent of a group of corporations electing to file a consolidated federal income tax return.

          (d) Federal Taxes: All federal income taxes, together with all interest and penalties with respect thereto.

          (e) VHI Group: VHI and those of its direct and indirect subsidiaries which join in the filing of a consolidated federal income tax return with its common parent, Contran (the "Contran Tax Group"), as such Group is constituted from time to time. For purposes of this Agreement (to the extent related to Combined Foreign, State and Local Taxes), the term "VHI Group" shall include all direct and indirect subsidiaries of VHI with reference to which Combined Foreign, State and Local Taxes are determined.

          (f) NL Group: NL Industries, Inc. and each direct or indirect subsidiary of NL which would be a member of an affiliated group, within the meaning of section 1504(a) of the Code, of which NL was the common parent, as such Group is constituted from time to time. For purposes of this Agreement (to the extent related to Combined Foreign, State and Local Taxes) , the term "NL Group" shall include all direct and indirect subsidiaries of NL with reference to which Combined, Foreign, State and Local taxes are determined.

          (g) NL Group Tax Liability: Except as provided in subparagraph (h), for a taxable period, the liability for Federal Taxes and Combined Foreign, State and Local taxes, as applicable, that the NL Group would have had if it were not a member of the VHI Group during such taxable period (or during any taxable period prior thereto), and instead filed a separate consolidated return for such taxable period (and during all prior taxable periods beginning after December 31, 2000); provided, however, that for purposes of determining such liability for a taxable period all tax elections shall be consistent with the tax elections made by Contran for such period. In making such tax elections it is understood the Contran Corporation will make those tax elections which are beneficial to the Contran Tax Group on a consolidated basis. Nevertheless, Contran will use its best efforts in the case of those elections which affect the computation of the NL Group Tax Liability, to make elections in a reasonable manner so as to minimize the NL Group Tax Liability.

          (h) NL Group Tax Liability Payment Deferral. For the taxable period ending December 31, 2003, the NL Group shall not be required to make a tax payment to Valhi pursuant to this agreement in regard to the Section 311
     (b) Gain (the "Payment Deferral"), as defined in the Code, realized on the December 8, 2003 distribution of shares of Kronos Worldwide Services, Inc. (the "Distribution", as set forth in the NL's Information Statement dated November 10, 2003), but only to the extent such gain is attributable to shares distributed to members of the Contran Tax Group (the "Deferred Intercompany Gain").


          (i) Deferred Intercompany Gain Recognition. In the event, NL's Deferred Intercompany Gain is recognized under the Code, the NL Group Tax Liability shall include such gain in the taxable period in which the recognition event occurs for purposes of determined the NL Group Tax Liability.

     2. Contran as Agent. Contran shall be the sole agent for the NL Group in all matters relating to the NL Group Tax Liability. The NL Group shall not (a) terminate such agency or (b) without the consent of Contran, participate, or attempt to participate, in any matters related to the NL Group Tax Liability, including, but not limited to, preparation or filing of, or resolution of disputes, protests or audits with the Internal Revenue Service, state or local taxing authorities concerning, the Contran Group's consolidated returns of Federal Taxes, returns of Combined Foreign, State and Local Taxes or the NL Group Tax Liability with respect thereto for any taxable period beginning after December 31, 2000. The NL Group shall cooperate fully in providing Contran with all information and documents necessary or desirable to enable Contran to perform its obligations under this Section, including completion of Internal Revenue Service and state or local tax audits in connection with such NL Group Tax Liability and determination of the proper liability for such NL Group Tax Liability.

     3. Liability for Taxes; Refunds.

          (a) VHI, as the common parent of the NL Group, shall be responsible for, and shall pay to Contran or a taxing authority, as applicable, the consolidated tax liability for the VHI Group and has the sole right to any refunds received from Contran or a taxing authority, as applicable, subject to the provisions of Sections 5 and 6 of this Agreement.

          (b) Notwithstanding any other provision of this Agreement, NL and each subsidiary of NL which is a member of the NL Group shall be severally liable to VHI for the NL Group Tax Liability.

          (c) NL shall indemnify VHI and hold it and the VHI Group other than the NL Group, harmless from and against any deficiency in the NL Group Tax Liability that may be due to VHI.

          (d) VHI shall indemnify NL and hold it and the NL Group harmless from and against any Federal Taxes and Combined Foreign, State and Local Taxes attributable to the VHI Group or any other member of the Contran Tax Group, other than the NL Group, as such taxes are determined under this and other tax sharing agreements.

     4. Tax Returns. VHI shall file on behalf of the NL Group any and all federal, foreign, state and local tax returns that are required as they pertain to the NL Group Tax Liability. The NL Group, at VHI's request, shall join in any applicable consolidated returns of Federal Taxes and any returns of Combined Foreign, State and Local Taxes (for which returns have not been theretofore filed) and execute its consent to each such filing on any form as may be prescribed for such consent if such consent is required. The decision of VHI's Senior Vice President (or any other officer so designated by VHI) with responsibility for tax matters shall, subject to the provisions of this Agreement, be binding in any dispute between VHI and the NL Group as to what tax position should be taken with respect to any item or transaction of the NL Group. The preceding sentence is limited to the tax positions that affect the NL Group Tax Liability and the combined VHI Group and Contran Tax Group. In addition, VHI and members of the VHI Group, including NL and members of the NL Group, shall provide each other with such cooperation, assistance and information as each of them may request of the other with respect to the filing of any tax return, amended return, claim for refund or other document with any taxing authority. NL shall be solely responsible for all taxes due for the NL Group with respect to tax returns filed by NL or a member of the NL Group that are required to be filed on a separate company basis, independent of VHI.

     5. Payment of NL Group Tax Liability for Federal Taxes. On or before each date, as determined under section 6655 of the Code, for payment of an installment of estimated Federal Taxes, NL shall pay to VHI an amount equal to the installment which the NL Group would have been required to pay as an estimated payment of Federal Taxes to the Internal Revenue Service if it were filing a separate consolidated return in respect of the NL Group Tax Liability (as determined under paragraphs 1(g), 1(h), or 1(i)). Any balance owed with respect to the NL Group Tax Liability for such taxable period shall be paid to VHI on or before the 15th day of the third month after the close of such taxable period. If it is not possible to determine the amount of such balance on or before such day, (a) a reasonable estimate thereof shall be paid on or before such day, (b) the amount of such balance shall be finally determined on or before the earlier of; (i) the 15th day of the ninth month after the close of such taxable period and (ii) the date on which the consolidated tax return containing the NL Group for such period is filed with the Internal Revenue
Service, and (c) any difference between the amount so determined and the estimated amount paid shall; (i) in the case of an underpayment, be promptly paid to VHI and (ii) in the case of an overpayment, be promptly refunded or applied against the estimated NL Group Tax Liability for the immediately following tax period, at the option of VHI. If the overpayment is not applied to the immediately following tax period, such overpayment shall be promptly refunded to the NL Group. As between the parties to this Agreement, the NL Group shall be solely responsible for the NL Group Tax Liability and shall have no responsibility for Federal Taxes of the VHI Group or the Contran Group other than payment of the NL Group Tax Liability in accordance with the terms of this Agreement.

     6.Refunds for NL Group Losses and Credits for Federal Taxes

          (a) General Provision. If the calculation with respect to the NL Group Tax Liability for Federal Taxes results in a net operating loss ("NOL") for the current tax period that, in the absence of a Code Section 172(b)(3) election made by Contran, is carried back under Code Sections 172 and 1502 to a prior taxable period or periods of the NL Group with respect to which the NL Group previously made payments to VHI, then, in that event, VHI shall pay (or credit) NL an amount equal to the tax refund to which the NL Group would have been entitled had the NL Group filed a separate consolidated federal income tax return for such year (but not in excess of the net aggregate amount of the NL Group Tax Liability paid to VHI with respect to the preceding two taxable periods). If the calculation with respect to the NL Group Tax Liability results in an NOL for the current tax period, that subject to the Code Section 172(b)(3) election made by Contran, is not carried back under Code Sections 172 and 1502 to a prior taxable period or periods of the NL Group with respect to which NL made payments to VHI or is not carried back because the Contran Tax Group does not have a consolidated net operating loss for the current tax period, then, in that event such NOL shall be an NOL carryover to be used in computing the NL Group Tax Liability for future taxable periods, under the law applicable to NOL carryovers in general, as such law applies to the relevant taxable period. Furthermore, if the NL Group would have been entitled to a refund of Federal Taxes for any year had the NL Group filed a separate consolidated federal income tax return for the loss year and the carryback year, VHI shall pay to NL the amount which NL would have received as a refund from the Internal Revenue Service. Payments made pursuant to this Section 6 shall be made on the date that Contran (or any successor common parent of a tax group to which the VHI Group is a member) files its consolidated federal income tax return for the taxable period involved. Principles similar to those discussed in this Section 6 shall apply in the case of the utilization of all NL Group loss and credit carrybacks and carryovers.

          (b) Limitation on NL Group Losses. Notwithstanding the provisions set forth in paragraph 6(a) and in exchange for the Payment Deferral, NL Group Losses generated in the taxable periods ending after December 31, 2003 may not be carried back to the taxable period ending December 31, 2003. NL will not be entitled to any refund for the taxable period ending December 31, 2003, if such refund is attributable to NL Group Losses generated in a succeeding taxable period regardless of whether such losses are carried back first to a taxable period ending before January 1, 2003.

     7. Payment of NL Group Tax Liability for Foreign, State and Local Taxes. The foregoing principles contained in Sections 5 and 6 shall apply in similar fashion to any consolidated or combined foreign, state or other local income tax returns, containing any member of the VHI Group and any member of the NL Group that is not also a member of the VHI Group, which may be filed.

     8. Subsequent Adjustments. If any settlement with the Internal Revenue Service, foreign, state or local tax authority or court decision which has become final results in any adjustment to any item of income, deduction, loss or credit to the VHI Group in respect of any taxable period subject to this Agreement, which, in any such case, affects or relates to any member of the NL Group as constituted during such taxable period, the NL Tax Group Liability shall be redetermined to give effect to such adjustment as if it had been made as part of or reflected in the original computation of the NL Tax Group Liability and proper adjustment of amounts paid or owing hereunder in respect of such liability and allocation shall be promptly made in light thereof.

     9. Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, or conditions hereof may be waived, only by a written instrument specifically referring to this Agreement and executed by both parties (or, in the case of a waiver, by or on behalf of the party waiving compliance). The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by either party of any condition, or of any breach of any term or covenant, contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term or covenant.

     10. Retention of Records. VHI shall retain all tax returns, tax reports, related workpapers and all schedules (along with all documents that pertain to any such tax returns, reports or workpapers) that relate to a taxable period in which the NL Group is included in a consolidated or combined tax return with VHI. VHI shall make such documents available to NL at NL's request. VHI shall not dispose of such documents without the permission of NL.

     11. Headings. The headings of this Agreement are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

     12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws provisions.

     13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

     14. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective subsidiaries, and their respective successors and assigns.

     15.  Effective  Date.  This Agreement  shall be effective as of December 1,
2003.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                         VALHI, INC.


                                         By:  /s/ William J. Lindquist
                                              -------------------------------
                                              William J. Lindquist
                                              Senior Vice President




                                         CONTRAN CORPORATION


                                         By:  /s/ William J. Lindquist
                                              -------------------------------
                                              William J. Lindquist
                                              Senior Vice President




                                         NL INDUSTRIES, INC.


                                         By:  /s/ Kelly D. Luttmer
                                              -------------------------------
                                              Kelly D. Luttmer
                                              Tax Director